EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2005, relating to the consolidated financial statements and financial statement schedule of Odimo Incorporated and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

Deloitte & Touche LLP

Miami, Florida

April 19, 2005